    As filed with the Securities and Exchange Commission on August 11, 2003

                                                     Registration No. 333-______

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                           Wendy's International, Inc.
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)

               Ohio                                  31-0785108
-----------------------------------    ---------------------------------------
 (State or other jurisdiction of        (I.R.S. Employer Identification No.)
  incorporation or organization)

                  P.O. Box 256, 4288 West Dublin-Granville Road
                             Dublin, Ohio 43017-0256
        -----------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


                        Wendy's WeShare Stock Option Plan
                    -----------------------------------------
                            (Full title of the plan)

                                Dana Klein, Esq.
                  P.O. Box 256, 4288 West Dublin-Granville Road
                             Dublin, Ohio 43017-0256
           -----------------------------------------------------------
                     (Name and address of agent for service)

                                 (614) 764-3100
      ---------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

       Title of                            Proposed maximum       Proposed maximum
    securities to        Amount to be       offering price       aggregate offering        Amount of
    be registered         registered         per share (1)            price (1)        registration fee
----------------------- ---------------- ---------------------- ---------------------- ------------------

Common Shares,
without par value        1,000,000 (2)          $27.89             $27,890,000.00          $2,256.30

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c); based upon the average of the high and low prices of Wendy's International, Inc. Common Shares in the consolidated reporting system on August 7, 2003.

(2) In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional Common Shares to be offered or sold pursuant to the employee benefit plan described herein which may become issuable pursuant to the anti-dilution provisions of the plan.

                  (Page 1 of 24 pages; exhibit index on page 9)

      This Registration Statement relates to an amendment to the Wendy's WeShare Stock Option Plan to increase the number of Common Shares authorized to be issued thereunder from 8,200,000 to 9,200,000. The contents of the Registrant's Registration Statements on Form S-8 with respect to the Wendy's WeShare Stock Option Plan, Registration No. 33-36603, filed with the Securities and Exchange Commission (the "Commission") on August 29, 1990, Registration No. 333-09261, filed with the Commission on July 31, 1996, Registration No. 333-32675, filed with the Commission on August 1, 1997, Registration No. 333-60031, filed with the Commission on July 28, 1998, Registration No. 333-83973 filed with the Commission on July 29, 1999, Registration No. 333-42478, filed with the Commission on July 28, 2000, Registration No. 333-65990, filed with the Commission on July 27, 2001, and Registration No. 333-97277, filed with the Commission on July 29, 2002, are hereby incorporated by reference pursuant to Instruction E of Form S-8. Also pursuant to Instruction E to Form S-8, the filing fee is being paid only with respect to the 1,000,000 Common Shares not previously registered.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.
           ----------------------------------------

           Registrant's Annual Report on Form 10-K for the year ended December 29, 2002, as amended by Registrant's Form 10-K/A filed with the Commission on April 22, 2003, and all other reports filed with the Commission pursuant to the requirements of Section 13(a) or Section 15(d) of the Exchange Act since December 29, 2002, are hereby incorporated by reference, including the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 30, 2003.

           The description of the Common Shares of Registrant contained in Registrant's Registration Statement on Form S-3 (No. 333-102824) filed with the Commission on January 30, 2003, is hereby incorporated by reference.

           The description of the Preferred Stock Purchase Rights of Registrant contained in Registrant's Registration Statement on Form 8-A/A, Amendment No. 2 (No. 1-8116) filed with the Commission on December 8, 1997, as amended and supplemented in Item 1 of Registrant's Registration Statement on Form 8-A/A, Amendment No. 3 (No. 1-8116) filed with the Commission on January 26, 2001, is hereby incorporated by reference.

           Any definitive Proxy Statement or Information Statement filed pursuant to Section 14 of the Exchange Act and all reports which may be filed with the Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act subsequent to the date hereof prior to the completion of the offering contemplated hereby, shall also be deemed to be incorporated herein by reference and to be made a part hereof from the date of filing such documents.

Item 4.    Description of Securities.
           -------------------------

           Not Applicable.

Item 5.    Interests of Named Experts and Counsel.
           --------------------------------------

           Dana Klein, Esq., is an employee of Registrant. As of August 11, 2003, Mr. Klein, together with members of his immediate family, owned an aggregate of 2,319 Common Shares of Registrant and options to purchase an aggregate of 55,323 Common Shares of Registrant.

Item 6.    Indemnification of Directors and Officers.
           -----------------------------------------

           Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by a corporation and provides as follows:

           (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

           (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

           (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite that adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

           (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

           (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

           (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

           (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

           (b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

           (c) By the shareholders;

           (d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

               Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division
(E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

           (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

           (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

           (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

           (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

           (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

           (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

           (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions
(E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

           (9) As used in division (E) of this section, "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

           Section 5.01 of the Registrant's Regulations governs indemnification by Registrant and provides as follows:

                  Section 5.01. Indemnification. The corporation shall indemnify each director and officer, each former director and officer and each person who may have served at its request as an officer and each person who may have served at its request as a director, trustee or officer of any other corporation, partnership, joint venture, trust or other enterprise, to the greatest extent permitted by Ohio law, with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party by reason of the fact that he is or was a director or officer of the corporation or is or was serving at its request as aforesaid. Indemnification hereunder shall include all expenses, including attorneys' fees, judgments, fines and amounts paid in settlement if actually and reasonably incurred by him in connection with such action, suit or proceeding. Such expenses shall be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. In addition, the corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee or agent of the corporation or is or was serving as an employee or agent of another enterprise at the request of the corporation; subject, however, to the limitations imposed by Ohio law. The indemnification provided by this Section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Articles or any agreement, vote of shareholders or disinterested directors or otherwise (including, without limitation, any insurance), both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors, administrators and successors of such a person.

           Registrant has entered into indemnification agreements with all of its directors, except for Ann B. Crane. The indemnification agreements generally require Registrant to indemnify and hold a director harmless to the greatest extent permitted by law for liabilities arising out of the director's service to Registrant as a director, if the director acted in good faith and in a manner the director reasonably believed to be in or not opposed to the best interest of Registrant and, with respect to criminal proceedings, if the director had no reasonable cause to believe that his or her conduct was unlawful. In addition, Registrant has purchased insurance coverage under policies which insure directors and officers against certain liabilities which might be incurred by them in such capacity.

Item 7.    Exemption from Registration Claimed.
           -----------------------------------

           Not Applicable.

Item 8.    Exhibits.
           --------

           See the Exhibit Index attached hereto.

Item 9.    Undertakings.
           ------------


          (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer and controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES
                                   ----------

           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on August 11, 2003.

                             WENDY'S INTERNATIONAL, INC.


                             By:    /s/ Dana Klein
                                    ------------------------------------------
                                    Dana Klein
                                    Vice President, Assistant General Counsel &
                                    Assistant Secretary


           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 11th day of August, 2003.

                Signature                       Title
                ---------                       -----

/s/ John T. Schuessler       *      Director, Chairman of the Board,
--------------------------------
John T. Schuessler                  Chief Executive Officer & President

/s/ Kerrii B. Anderson       *      Director, Executive Vice President &
--------------------------------
Kerrii B. Anderson                  Chief Financial Officer

/s/ Lawrence A. Laudick      *      Chief Accounting Officer,
--------------------------------
Lawrence A. Laudick                 Senior Vice President & General Controller

/s/ Ann B. Crane             *      Director
--------------------------------
Ann B. Crane

/s/ Ernest S. Hayeck         *      Director
--------------------------------
Ernest S. Hayeck

/s/ Janet Hill               *      Director
--------------------------------
Janet Hill

/s/ Paul D. House            *      Director
--------------------------------
Paul D. House

/s/ Thomas F. Keller         *      Director
--------------------------------
Thomas F. Keller

/s/ William E. Kirwan        *      Director
--------------------------------
William E. Kirwan

/s/ True H. Knowles          *      Director
--------------------------------
True H. Knowles

/s/ David P. Lauer           *      Director
--------------------------------
David P. Lauer

/s/ James F. Millar          *      Director
--------------------------------
James F. Millar

/s/ James V. Pickett         *      Director
--------------------------------
James V. Pickett

                                          Date
                                          ----

*By:       /s/ Dana Klein                August 11, 2003
           ---------------------
           Dana Klein
           (Attorney-in-Fact)



                                  EXHIBIT INDEX
                                  -------------

Exhibit No.                                                        Page
----------                                                         ----

  5          Opinion of Dana Klein, Esq. as to                     10
             legality

  23(a)      Consent of Independent Accountants                    11

  23(b)      Consent of Dana Klein, Esq. (included in
             Exhibit 5)

  24         Powers of Attorney                                    12 - 24